As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-46667 Registration No. 333-52335 Registration No. 333-63456 Registration No. 333-34137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 (NO. 333-46667)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 (NO. 333-52335)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 (NO. 333-63456)

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-3 (NO. 333-34137)

TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Impac Mortgage Holdings, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	33-0675505 (I.R.S. Employer Identification No.)

4000 MacArthur Blvd., Suite 6000
Newport Beach, California, 92660
(949) 475-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Joffrion
General Counsel

Impac Mortgage Holdings, Inc.
4000 MacArthur Blvd., Suite 6000
Newport Beach, California 92660

(949) 475-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨ ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Impac Mortgage Holdings, Inc. (the “Registrant”) is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Prior Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

1. Any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-46667, filed with the SEC on February 20, 1998, as amended on April 24, 1998 and June 30, 1998, respectively, registering up to 2,009,310 shares of Common Stock offered for sale, from time to time, by the selling stockholder identified thereby.

2. Any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-63456, filed with the SEC on June 20, 2001, as amended on July 31, 2001 and August 28, 2001, respectively, registering up to 6,350,932 shares of Common Stock offered for sale, from time to time, by the selling stockholder identified thereby.

3. Any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-52335, filed with the SEC on May 11, 1988, as amended on September 4, 1998, registering up to 1,990,147 shares of Common Stock offered for sale, from time to time, by the Registrant pursuant to the Registrant’s Dividend Reinvestment and Stock Purchase Plan.

4. Any and all securities, registered but unsold or otherwise unissued as of the date hereof under Registration No. 333-34137, filed with the SEC on August 22, 1997 and as amended on September 9, 1997, and amended by Post-Effective Amendments on each of November 14, 1997, March 16, 1998 and April 27, 1998, respectively, registering an indeterminate number of the Registrant’s Common Stock, Preferred Stock, Preferred Stock Warrants, Common Stock Warrants, Debt Securities, and Debt Securities Warrants, with an aggregate purchase price up to $200 million, offered for sale, from time to time, by the Registrant and the selling stockholder(s) identified thereby.

On April 27, 2023, the Company announced that the NYSE American, LLC (“NYSE American”) had delisted its common stock and preferred stock purchase rights as a result of the Company’s failure to comply with the NYSE American’s shareholder equity requirements. Following the delisting, on May 3, 2023 the Company’s Board of Directors determined that it was in the best interests of the Company to suspend its reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s decision, the Company has terminated any and all offerings pursuant to the aforementioned Prior Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each the Prior Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Prior Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Prior Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on May 5, 2023.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Joseph Joffrion
Name: Joseph Joffrion
Title: General Counsel

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George A. Mangiaracina	Chairman of the Board, Chief Executive Officer and	May 5, 2023
George A. Mangiaracina	Director (Principal Executive Officer)

/s/ Jon Gloeckner	SVP, Treasury & Financial Reporting (Interim Principal Financial Officer and Principal Accounting Officer)	May 5, 2023
Jon Gloeckner

/s/ Katherine Blair	Director	May 5, 2023
Katherine Blair

/s/ Frank P. Filipps	Director	May 5, 2023
Frank P. Filipps

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